                                                          Exhibit No. EX-99.g.2.

                   Amendment to Custodian Servicing Agreement

     THIS  AMENDMENT  dated as of  January  1, 2002 to the  Custodian  Servicing
Agreement  dated as of December 18, 1998,  by and between The Barrett  Funds,  a
Delaware business trust, and Firstar Bank, N.A., shall be as follows:

     Effective  January 1, 2002, the name Firstar Bank, N.A. has been changed to
U.S.  Bank,  N.A.  Accordingly,  all  references to Firstar  Bank,  N.A. in this
Agreement should be replaced with U.S. Bank, N.A.  Similarly,  any references to
Firstar  Mutual Fund  Services,  LLC should be replaced  with U.S.  Bancorp Fund
Services, LLC.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by a duly authorized  officer on one or more counterparts as of the day and year first written above.

THE BARRETT FUNDS:                               U.S. BANK, N.A.:

By: /s/ Robert E. Harvey                            By: /s/ Joseph Neuberger
Robert E. Harvey                                    Joseph Neuberger

Attest: /s/ Paula J. Elliott                        Attest: /s/ Dana Armour
Paula J. Elliott                                    Dana Armour